Exhibit 5.1

December 20, 2018

Invo BioScience, Inc.

Attn:  Robert Bowdring

407 Rear Mystic Avenue, Suite 34C

Medford, Massachusetts 02155

Re:  Registration Statement on Form S-1

Dear Sir/Madam,

We have acted as special counsel to Invo Bioscience, Inc., a Nevada corporation (the “Company”), in connection with resale from time to time by the identified selling stockholders (the “Selling Stockholders”) of up to 48,856,080 (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of 6,570,342 shares of common stock issuable upon conversion of outstanding convertible promissory notes (the “Notes”) with an aggregate principal amount of $880,000 (the “Note Shares”) and 42,285,738 shares of common stock presently outstanding (the “Outstanding Shares”). The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2018 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering our opinions, we have examined: (i) the Registration Statement, (ii) the amended and restated articles of incorporation of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the Board of Directors of the Company and such other records of corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, (v) the following documents, each in the form filed with the Commission as exhibits to the Registration Statement: (a) the Notes, and (b) the agreements pursuant to which the Company issued such Notes, and (vi) the Company’s stock ledger. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company.

In rendering our opinions, we have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof,

(1)	The Outstanding Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable;
(2)

The Note Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in accordance with the Notes, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.